Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-128790 and No. 333-156074) of Ameriprise Financial, Inc. of our report dated June 27, 2018 relating to the financial statements and supplemental schedules of the Ameriprise Financial 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 27, 2018